Exhibit 99.1

PRESS RELEASE

Level 3 Reports Third Quarter 2013 Results

Third Quarter 2013 Highlights

•                  Core Network Services revenue for the third quarter 2013 grew 2.9 percent year-over-year and 1.7 percent sequentially, on a constant currency basis

•                  Enterprise Core Network Services revenue grew 7.4 percent year-over-year and 3.1 percent sequentially, on a constant currency basis

•                  Gross margin expanded to 61.2 percent in the third quarter 2013, up from 59.6 percent in the third quarter 2012

•                  Adjusted EBITDA for the third quarter 2013 was $415 million excluding severance charges, or $385 million as reported. For the year to date, excluding severance charges, Adjusted EBITDA grew 13 percent in 2013 compared to the first three quarters in 2012

•                  Excluding severance charges in both periods, Adjusted EBITDA margin expanded to 26.4 percent in the third quarter 2013 from 23.8 percent in the third quarter 2012

BROOMFIELD, Colo., Oct. 30, 2013 — Level 3 Communications, Inc. (NYSE: LVLT) reported total revenue of $1.569 billion for the third quarter 2013, compared to $1.590 billion for the third quarter 2012. Total revenue was $1.565 billion for the second quarter 2013.

The net loss for the third quarter 2013 was $21 million, compared to a net loss of $166 million in the third quarter 2012.

For the third quarter 2013, the net loss was $0.09 per share. Included in net loss per share were $0.13 per share or $30 million of severance charges and $0.08 per share or $17 million of refinancing charges. In the third quarter 2012, the net loss was $0.76 per share.

Adjusted EBITDA was $415 million for the third quarter 2013, excluding $30 million of severance charges. This compares to $378 million for the third quarter 2012, excluding $6 million of severance charges.

“We had another solid quarter, with continued growth in enterprise Core Network Services revenue,” said Jeff Storey, president and CEO of Level 3. “Our secure and reliable solutions are helping our customers manage the complexities of their IT environments. These customer-focused solutions are driving demand for our services and we see the continued opportunity to grow market share.”

Financial Results

Metric ($ in millions)	Third Quarter 2013	Third Quarter 2012	Second Quarter 2013
Core Network Services Revenue	$1,397	$1,365	$1,379
Wholesale Voice Services and Other Revenue	$172	$225	$186
Total Revenue	$1,569	$1,590	$1,565
Adjusted EBITDA(1)	$385	$372	$387
Adjusted EBITDA excluding severance charges (1)	$415	$378	$400
Capital Expenditures	$194	$227	$208
Unlevered Cash Flow(1)	$88	$77	$153
Free Cash Flow(1)	$(90)	$(157)	$8
Gross Margin(1)	61.2%	59.6%	60.6%
Adjusted EBITDA Margin(1)	24.5%	23.4%	24.7%
Adjusted EBITDA Margin excluding severance charges(1)	26.4%	23.8%	25.6%
Net Loss	$21	$166	$24
Net Loss Per Share	$0.09	$0.76	$0.11

(1)         See schedule of non-GAAP metrics for definitions and reconciliation to GAAP measures

Revenue

Core Network Services (CNS) Revenue ($ in millions)	Third Quarter 2013	Third Quarter 2012	Percent Change, Constant Currency	Second Quarter 2013	Percent Change, Constant Currency
North America	$987	$963	3%	$970	2%
Wholesale	$365	$386	(5)%	$367	(1)%
Enterprise	$622	$577	8%	$603	3%

EMEA	$222	$223	(1)%	$220	—
Wholesale	$88	$87	(2)%	$88	(2)%
Enterprise	$102	$94	9%	$99	3%
UK Government	$32	$42	(21)%	$33	(4)%

Latin America	$188	$179	10%	$189	3%
Wholesale	$39	$40	(1)%	$40	(1)%
Enterprise	$149	$139	13%	$149	4%

Total CNS Revenue	$1,397	$1,365	3%	$1,379	2%
Wholesale	$492	$513	(4)%	$495	(1)%
Enterprise(1)	$905	$852	7%	$884	3%

(1)   Includes EMEA UK Government

Core Network Services (CNS)

CNS revenue was $1.397 billion in the third quarter 2013, increasing 2.9 percent year-over-year and 1.7 percent sequentially, both on a constant currency basis.

Deferred Revenue

The deferred revenue balance was $1.115 billion at the end of the third quarter 2013, compared to $1.101 billion at the end of the third quarter 2012. The deferred revenue balance was $1.132 billion at the end of the second quarter 2013.

Cost of Revenue

Cost of revenue decreased to $608 million in the third quarter 2013, compared to $642 million in the third quarter 2012. For the second quarter 2013, cost of revenue was $616 million.

Gross margin continued to expand, increasing to 61.2 percent for the third quarter 2013, compared to 59.6 percent for the third quarter 2012 and 60.6 percent for the second quarter 2013.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, SG&A expenses were $576 million in the third quarter 2013 and in the third quarter 2012 compared to $562 million for the second quarter 2013.

Excluding severance charges, SG&A expenses declined by $24 million year-over-year to $546 million in the third quarter 2013, from $570 million in the third quarter 2012. Excluding severance charges, SG&A expenses were $549 million for the second quarter 2013.

For the third quarter 2013, non-cash compensation expense was $30 million. Non-cash compensation expense was $49 million and $48 million for the third quarter 2012 and second quarter 2013, respectively.

Adjusted EBITDA

Adjusted EBITDA was $385 million for the third quarter 2013, compared to $372 million for the third quarter 2012 and $387 million in the second quarter 2013. Excluding severance charges, Adjusted EBITDA was $415 million for the third quarter 2013, compared to $378 million in the third quarter 2012 and $400 million in the second quarter 2013.

Year to date, excluding severance charges, Adjusted EBITDA grew 13 percent to $1.204 billion compared to $1.066 billion for the first three quarters in 2012.

Excluding severance charges, Adjusted EBITDA margin expanded to 26.4 percent in the third quarter 2013 from 23.8 percent in the third quarter 2012.

Cash Flow and Liquidity

During the third quarter 2013, Unlevered Cash Flow was $88 million, compared to $77 million in the third quarter 2012.

Free Cash Flow was negative $90 million for the third quarter 2013, compared to negative $157 million in the third quarter 2012. Free Cash Flow for the last four quarters went from negative $109 million for the quarter ending June 30, 2013, to negative $42 million for the quarter ending Sept. 30, 2013.

Capital expenditures were $194 million for the third quarter 2013, compared to $227 million for the third quarter 2012 and $208 million for the second quarter 2013.

In the third quarter 2013, the company completed the refinancing of approximately $1.4 billion of senior secured debt through the borrowing of Tranche B-III 2019 and Tranche B 2020 senior secured term loans under its existing credit agreement.

In the fourth quarter 2013, the company completed the refinancing of approximately $1.2 billion in additional senior secured debt through an additional borrowing of the Tranche B 2020 term loan.  As a result of this October 2013 transaction, the company will incur a loss on the refinancing of $10 million, or approximately $0.04 per share in the fourth quarter 2013. As a result of all three refinancing transactions, the company expects approximately $23.5 million in annualized net cash interest savings.

As of Sept. 30, 2013, the company had cash and cash equivalents of approximately $507 million.

Business Outlook

“Our outlook for the full year 2013 essentially remains unchanged,” said Sunit Patel, CFO of Level 3. “As originally outlined, we expect sequential CNS revenue growth in 2013 to be generally stronger compared to 2012. We continue to expect low double-digit Adjusted EBITDA percentage growth for the full year 2013 compared to the full year 2012, excluding the $40 million of severance charges incurred in the second and third quarter 2013, which were not factored into our original outlook.

“In the fourth quarter, we expect stronger sequential growth in Adjusted EBITDA, from the starting point of $415 million in the third quarter. This improvement is primarily a result of the cost actions taken during the third quarter along with revenue growth.”

For the full year 2013, the company expects to be Free Cash Flow positive, excluding payments related to interest rate swap agreements of approximately $45 million. GAAP interest expense is expected to be approximately $665 million and net cash interest expense is expected to be approximately $645 million for the full year 2013. Capital expenditures are expected to be approximately 12 percent of total revenue for the full year 2013, and Depreciation and Amortization is expected to be approximately $800 million.

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s third quarter 2013 results today at 10 a.m. ET. The conference call will be broadcast live on Level 3’s Investor Relations website at http://investors.level3.com/investor-relations/presentations-and-events/default.aspx.

Additional information regarding the third quarter 2013 results, including the presentation that management will review on the conference call, will be available on

Level 3’s Investor Relations website. If you are unable to join the call via the Web, the call can be accessed live at 1 877-283-5643 (U.S. Domestic) or 1 312-281-1201 (International). Questions can also be sent to Investor.Relations@Level3.com.

The call will be archived and available on Level 3’s Investor Relations website or can be accessed as an audio replay starting at 2 p.m. ET on Oct. 30 until midnight ET on Dec. 1. The replay can be accessed by dialing 1 800-633-8284 (U.S. Domestic) or 1 402-977-9140 (International), conference code 21675485.

For additional information, please call 720-888-2518.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in 55 countries over a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Website Access to Company Information

Level 3 maintains a corporate website at www.level3.com, and you can find additional information about the company through the Investors pages on that website at http://investors.level3.com/investor-relations/default.aspx.  Level 3 uses its website as a channel of distribution of important information about the company. Level 3 routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investor Relations web pages.

Visitors to the Investors Relations web pages can view and print copies of Level 3’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, as soon as reasonably practicable after those filings are made with the SEC.

Copies of the charters for each of the Audit, Compensation and Nominating and Governance committees of Level 3’s Board of Directors, its Corporate Governance Guidelines, Code of Ethics, press releases and analysts and investor conference presentations are all available through the Investor Relations web pages.

Please note that the information contained on any of Level 3’s web sites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference in that document.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: successfully integrate the Global Crossing acquisition or otherwise realize the anticipated benefits thereof; manage risks associated with continued uncertainty in the global economy; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; manage the future expansion or adaptation of its network to remain competitive; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Kimmie Greene	Mark Stoutenberg
+1 720-888-7877	+1 720-888-2518
Kimmie.Greene@Level3.com	Mark.Stoutenberg@Level3.com

Level 3 Communications:

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

In addition, measures referred to in the accompanying news release as being calculated “on a constant currency basis” or “in constant currency terms” are non-GAAP metrics intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such metrics are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from colocation and datacenter services, transport and fiber, IP and data services, and voice services (local and enterprise).

Gross Margin ($) is defined as total revenue less cost of revenue from the Consolidated Statements of Operations.

Gross Margin (%) is defined as gross margin ($) divided by total revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metric

Q3 2013

(in millions)

Net Loss	$(21)
Income Tax Expense	14
Total Other Expense	159
Depreciation and Amortization	203
Non-Cash Stock Compensation	30
Adjusted EBITDA	$385

Adjusted EBITDA Margin	24.5%

Adjusted EBITDA Metric

Q2 2013

(in millions)

Net Loss	$(24)
Income Tax Expense	11
Total Other Expense	153
Depreciation and Amortization	199
Non-Cash Stock Compensation	48
Adjusted EBITDA	$387

Adjusted EBITDA Margin	24.7%

Adjusted EBITDA Metric

Q3 2012

(in millions)

Net Loss	$(166)
Income Tax Expense	13
Total Other Expense	291
Depreciation and Amortization	185
Non-Cash Stock Compensation	49
Adjusted EBITDA	$372

Adjusted EBITDA Margin	23.4%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the underlying business’ growth pattern and ability to generate cash.  Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure the company’s cash performance as it excludes certain material items such as payments on and repurchases of long-term debt, interest income, cash interest expense and cash used to fund acquisitions. Comparisons of Level 3’s Unlevered Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure the company’s performance as it excludes certain material items such as principal payments on and repurchases of long-term debt and cash used to fund acquisitions. Comparisons of Level 3’s Free Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable and accounts payable and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow

Three Months Ended September 30, 2013

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$104	$104
Capital Expenditures	(194)	(194)
Cash Interest Paid	178	N/A
Interest Income	—	N/A
Total	$88	$(90)

Unlevered Cash Flow and Free Cash Flow

Three Months Ended June 30, 2013

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$216	$216
Capital Expenditures	(208)	(208)
Cash Interest Paid	145	N/A
Interest Income	—	N/A
Total	$153	$8

Unlevered Cash Flow and Free Cash Flow

Three Months Ended September 30, 2012

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$70	$70
Capital Expenditures	(227)	(227)
Cash Interest Paid	234	N/A
Interest Income	—	N/A
Total	$77	$(157)

Free Cash Flow and
Unlevered Cash Flow

							Rolling Four Quarter Basis
($ in	2012			2013			2013
millions)	Q2	Q3	Q4	Q1	Q2	Q3	Q1	Q2	Q3

Net Cash Provided by Operating Activities	$183	$70	$400	$7	$216	$104	$660	$693	$727
Capital Expenditures	(180)	(227)	(198)	(169)	(208)	(194)	(774)	(802)	(769)
Free Cash Flow	$3	$(157)	$202	$(162)	$8	$(90)	$(114)	$(109)	$(42)
Cash Interest Paid	110	234	123	190	145	178	657	692	636
Interest Income	(1)	—	—	—	—	—	(1)	—	—
Unlevered Cash Flow	$112	$77	$325	$28	$153	$88	$542	$583	$594

							3Q13/		3Q13/
							3Q12%		2Q13%
						3Q13/	Change	3Q13/	Change
	Regional Revenue Distribution by Channel					3Q12%	Constant	2Q13%	Constant	3Q13
	3Q12	4Q12	1Q13	2Q13	3Q13	Change	Currency	Change	Currency	% CNS

CNS Revenue ($ in millions)
North America	$963	$979	$967	$970	$987	2.5%	2.5%	1.8%	1.8%	71%
Wholesale	$386	$392	$372	$367	$365	(5.4)%	(5.3)%	(0.5)%	(0.6)%	26%
Enterprise	$577	$587	$595	$603	$622	7.8%	7.8%	3.2%	3.3%	45%

EMEA	$223	$228	$223	$220	$222	(0.4)%	(0.9)%	0.9%	0.1%	16%
Wholesale	$87	$87	$89	$88	$88	1.1%	(1.8)%	—%	(1.8)%	6%
Enterprise	$94	$99	$97	$99	$102	8.5%	8.7%	3.0%	3.1%	8%
UK Government	$42	$42	$37	$33	$32	(23.8)%	(20.6)%	(3.0)%	(4.0)%	2%

Latin America	$179	$184	$182	$189	$188	5.0%	10.0%	(0.5)%	2.9%	13%
Wholesale	$40	$41	$40	$40	$39	(2.5)%	(0.7)%	(2.5)%	(1.3)%	3%
Enterprise	$139	$143	$142	$149	$149	7.2%	13.1%	—%	4.1%	10%

Total	$1,365	$1,391	$1,372	$1,379	$1,397	2.3%	2.9%	1.3%	1.7%	100%
Wholesale	$513	$520	$501	$495	$492	(4.1)%	(4.4)%	(0.6)%	(0.8)%	35%
Enterprise (1)	$852	$871	$871	$884	$905	6.2%	7.4%	2.4%	3.1%	65%

Total CNS	$1,365	$1,391	$1,372	$1,379	$1,397	2.3%	2.9%	1.3%	1.7%
Wholesale Voice Services and Other Revenue	$225	$223	$205	$186	$172	(23.6)%	(23.5)%	(7.5)%	(7.4)%
Total Revenue	$1,590	$1,614	$1,577	$1,565	$1,569	(1.3)%	(0.8)%	0.3%	0.6%

(1) Includes EMEA UK Government Revenue.

						3Q13/	3Q13/
	Level 3 Communications Summary Financial Results					3Q12	2Q13	3Q13
	3Q12	4Q12	1Q13	2Q13	3Q13	% Change	% Change	% CNS
Core Network Services Revenue ($ in millions)
Colocation and Datacenter Services	$139	$145	$142	$145	$144	3.6%	(0.7)%	10%
Transport and Fiber	$491	$494	$484	$488	$491	—%	0.6%	35%
IP and Data Services	$502	$512	$510	$514	$528	5.2%	2.7%	38%
Voice Services (local and enterprise)	$233	$240	$236	$232	$234	0.4%	0.9%	17%
Total Core Network Services	$1,365	$1,391	$1,372	$1,379	$1,397	2.3%	1.3%	100%
Wholesale Voice Services and Other	$225	$223	$205	$186	$172	(23.6)%	(7.5)%
Total Revenue	$1,590	$1,614	$1,577	$1,565	$1,569	(1.3)%	0.3%

Debt is defined as total gross debt, including capital leases from the Consolidated Balance Sheet.

Net Debt to Last Twelve Months (LTM) Adjusted EBITDA Ratio is defined as debt, reduced by cash and cash equivalents and divided by LTM Adjusted EBITDA.

Level 3 Communications, Inc. and Consolidated Subsidiaries

Net Debt to LTM Adjusted EBITDA Ratio as of September 30, 2013

(dollars in millions)

Debt	$8,598
Cash and Cash Equivalents	(507)
Net Debt	$8,091
LTM Adjusted EBITDA	$1,565
Net Debt to LTM Adjusted EBITDA Ratio	5.2

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions, except per share data)	2013	2013	2012

Revenue	$1,569	$1,565	$1,590

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue	608	616	642
Depreciation and Amortization	203	199	185
Selling, General and Administrative	606	610	625
Total Costs and Expenses	1,417	1,425	1,452

Operating Income	152	140	138

Other Income (Expense):
Interest income	—	—	—
Interest expense	(165)	(167)	(188)
Loss on modifcation and extinguishment of debt, net	(17)	—	(49)
Other, net	23	14	(54)
Total Other Expense	(159)	(153)	(291)

Loss Before Income Taxes	(7)	(13)	(153)

Income Tax Expense	(14)	(11)	(13)

Net Loss	$(21)	$(24)	$(166)

Basic and Diluted Net Loss per Share	$(0.09)	$(0.11)	$(0.76)

Shares Used to Compute Basic and Diluted Net Loss per Share (in thousands)	222,679	221,609	217,301

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,	September 30,
(dollars in millions)	2013	2012	2012

Assets

Current Assets:
Cash and cash equivalents	$507	$979	$793
Restricted cash and securities	7	8	8
Receivables, less allowances for doubtful accounts	738	714	748
Other	187	141	186
Total Current Assets	1,439	1,842	1,735

Property, Plant and Equipment, net	8,230	8,199	8,191
Restricted Cash and Securities	23	35	39
Goodwill	2,567	2,565	2,565
Other Intangibles, net	223	268	287
Other Assets	370	398	399
Total Assets	$12,852	$13,307	$13,216

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$633	$779	$719
Current portion of long-term debt	21	216	213
Accrued payroll and employee benefits	212	211	163
Accrued interest	170	209	166
Current portion of deferred revenue	219	251	260
Other	175	136	122
Total Current Liabilities	1,430	1,802	1,643

Long-Term Debt, less current portion	8,537	8,516	8,496
Deferred Revenue, less current portion	896	887	841
Other Liabilities	842	931	1,032
Total Liabilities	11,705	12,136	12,012

Stockholders’ Equity	1,147	1,171	1,204
Total Liabilities and Stockholders’ Equity	$12,852	$13,307	$13,216

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions)	2013	2013	2012

Cash Flows from Operating Activities:
Net loss	$(21)	$(24)	$(166)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	203	199	185
Non-cash compensation expense attributable to stock awards	30	48	49
Loss on modification and extinguishment of debt, net	17	—	49
Loss on interest rate swaps	—	—	60
Accretion of debt discount and amortization of debt issue costs	9	9	12
Accrued interest on long-term debt	(22)	13	(58)
Deferred income taxes	7	(16)	15
Gain on sale of property, plant and equipment and other assets	—	(1)	—
Other, net	(32)	(19)	(28)
Changes in working capital items:
Receivables	(9)	4	(77)
Other current assets	(1)	(8)	4
Payables	(59)	(48)	14
Deferred revenue	(22)	7	(22)
Other current liabilities	4	52	33
Net Cash Provided by Operating Activities	104	216	70

Cash Flows from Investing Activities:
Capital expenditures	(194)	(208)	(227)
Decrease in restricted cash and securities, net	5	5	11
Other	16	(14)	(13)
Net Cash Used in Investing Activities	(173)	(217)	(229)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	590	—	2,437
Payments on and repurchases of long-term debt and capital leases	(611)	(13)	(2,225)
Proceeds from stock options exercised	—	—	4
Net Cash Provided by (Used in) Financing Activities	(21)	(13)	216

Effect of Exchange Rates on Cash and Cash Equivalents	1	—	3

Net Change in Cash and Cash Equivalents	(89)	(14)	60

Cash and Cash Equivalents at Beginning of Period	596	610	733

Cash and Cash Equivalents at End of Period	$507	$596	$793

Supplemental Disclosure of Cash Flow Information: Cash interest paid	$178	$145	$234